Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
January 28, 2016	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
COLUMBUS, Ohio, January 28 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s second fiscal quarter ended December 31, 2015. Highlights for the quarter are as follows:

•	Net sales increased 7.0% to $324.8 million versus $303.4 million last year. Excluding sales contributed by the Flatout® flatbread business acquired in March 2015, net sales increased 4.2%.

•
Excluding Flatout®, retail channel net sales improved only modestly with sales volumes nearly flat. Retail sales benefited from pricing actions taken to help counter higher egg costs attributed to the U.S. avian influenza outbreak while increased spending on retail trade promotions and continued softness in our frozen roll business combined to limit sales growth. In the foodservice channel, sales improved on continued strong growth from national chain restaurants along with pricing actions taken in response to higher egg costs.

•
Consolidated operating income increased to $52.1 million from $50.2 million on the pickup in sales volume, reduced freight costs and lower costs for certain ingredients, most notably soybean oil, partially offset by the net impact of higher egg prices, increased retail trade spending and a less favorable sales mix.

•
Net income was $34.5 million, or $1.25 per diluted share compared to $33.0 million or $1.20 per diluted share last year. The lower tax rate in the current-year quarter reflects the tax benefit from the December 2015 special dividend payment of $5.00 per share for shares held in the company’s ESOP.

•
In addition to the December 2015 special dividend payment of $5.00 per share, the regular quarterly cash dividend was increased nine percent to $0.50 per share. The company’s balance sheet remained debt free on December 31, 2015 with $87.1 million in cash and equivalents.

For the six months ended December 31, 2015, net sales were up 9.8% to $618.9 million compared to $563.4 million a year ago. Excluding sales contributed by the Flatout® flatbread business, net sales increased 6.2%. Net income for the six-month period totaled $62.1 million, or $2.26 per diluted share compared to the prior-year amount of $55.7 million, or $2.04 per share.

MORE. . .

PAGE 2 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

Chairman and CEO John B. Gerlach, Jr. commented, “We closed our seasonally strong second quarter with record sales and improved operating income. As we move into our third quarter, assuming no recurrence of a widespread avian influenza outbreak, we anticipate pricing actions taken during the first half of our fiscal year will fully offset higher egg costs with egg prices now trending down from their recent peaks. Other commodity costs are expected to remain modestly favorable in the third quarter, as are freight costs. In our fiscal second half, we are projecting an increase in product placement, marketing, and promotional costs in support of new product introductions. In addition, an initiative to selectively rationalize some of our foodservice business in the coming quarters is expected to slow future sales growth in that channel.”
Conference Call on the Web
The company’s second quarter conference call is scheduled for this morning, January 28, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice markets.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the potential for another large outbreak of avian influenza in the U.S. and the resulting fluctuations in the cost and availability of egg-based ingredients;

•	our ability to successfully implement an initiative to selectively rationalize business within our foodservice channel;

•	fluctuations in the cost and availability of other raw materials and packaging;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	the potential for loss of larger programs or key customer relationships;

•	the effect of consolidation of customers within key market channels;

•	price and product competition;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

MORE. . .

PAGE 3 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	dependence on contract manufacturers;

•	efficiencies in plant operations;

•	stability of labor relations;

•	the outcome of any litigation or arbitration;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;

•	the ability to successfully grow the Flatout business;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	dependence on key personnel;

•	changes in financial markets;

•	access to any required financing;

•	changes in estimates in critical accounting judgments; and

•
risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

# # # #

FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

MORE. . .

PAGE 4 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Net sales	$324,769	$303,411	$618,854	$563,398
Cost of sales	241,175	224,758	467,293	427,321
Gross margin	83,594	78,653	151,561	136,077
Selling, general & administrative expenses	31,479	28,437	57,558	51,257
Operating income	52,115	50,216	94,003	84,820
Interest income and other – net	(205)	(47)	(83)	(39)
Income before income taxes	51,910	50,169	93,920	84,781
Taxes based on income	17,399	17,215	31,781	29,066
Net income	$34,511	$32,954	$62,139	$55,715

Net income per common share: (a)
Basic	$1.26	$1.21	$2.27	$2.04
Diluted	$1.25	$1.20	$2.26	$2.04

Cash dividends per common share	$5.50	$0.46	$5.96	$0.90

Weighted average common shares outstanding:
Basic	27,328	27,294	27,324	27,290
Diluted	27,374	27,323	27,359	27,319

(a)Based on the weighted average number of shares outstanding during each period.

MORE…

PAGE 5 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014

NET SALES - Specialty Foods	$324,769	$303,411	$618,854	$563,398

OPERATING INCOME
Specialty Foods	$55,429	$53,240	$100,390	$90,739
Corporate expenses	(3,314)	(3,024)	(6,387)	(5,919)
Total Operating Income	$52,115	$50,216	$94,003	$84,820

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31, 2015	June 30, 2015
ASSETS
Current assets:
Cash and equivalents	$87,141	$182,202
Receivables – net of allowance for doubtful accounts	60,752	62,437
Total inventories	80,471	77,899
Other current assets (b)	8,032	7,672
Total current assets	236,396	330,210
Net property, plant and equipment	169,891	172,311
Other assets	197,610	199,635
Total assets	$603,897	$702,156

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,506	$38,823
Accrued liabilities	32,693	35,821
Total current liabilities	76,199	74,644
Other noncurrent liabilities and deferred income taxes (b)	45,092	46,594
Shareholders’ equity	482,606	580,918
Total liabilities and shareholders’ equity	$603,897	$702,156

(b)Prior-year balances for other current assets and other noncurrent liabilities and deferred income taxes were restated to reflect the impact of the adoption of new accounting guidance about the presentation of deferred tax assets and liabilities. With the adoption, our net deferred tax liability for all periods presented has been classified as noncurrent. For June 30, 2015, $12.8 million of current deferred tax assets were reclassified to the noncurrent deferred income taxes liability.
# # # #